Exhibit 99.1

FOR IMMEDIATE RELEASE

February 21, 2014

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES CLOSING OF NEW $500 MILLION

REVOLVING CREDIT FACILITY

Gillette, Wyo, February 21, 2014 – Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced that it has completed its refinancing of its $500 million revolving credit facility.  Michael Barrett, Executive Vice President and Chief Financial Officer, commented, “We are pleased to have extended the tenure of our credit facility and relaxed certain covenants, resulting in increased available capacity under the revolver.  Had the new borrowing facility been in place at year end our total available liquidity would have been approximately $843 million.”

On February 21, 2014, Cloud Peak Energy Resources LLC (the “Company”) entered into a Credit Agreement with PNC Bank, National Association, as administrative agent, and a syndicate of lenders (the “Credit Agreement”). The Credit Agreement provides the Company with a senior secured revolving credit facility with a capacity of up to $500 million that can be used to borrow funds or issue letters of credit. The Credit Agreement replaces the Company’s previous $500 million senior secured revolving credit agreement dated June 3, 2011. Subject to the satisfaction of certain conditions, the Company may elect to increase the size of the revolving credit facility and/or request the addition of one or more new tranches of term loans in an amount up to the greater of (i) $200 million or (ii) the Company’s EBITDA (which is defined in the Credit Agreement) for the preceding four fiscal quarters.

The Credit Agreement will mature 180 days prior to the due date of the Company’s 8.25% senior notes due December 15, 2017, provided that if those senior notes are refinanced or repaid in full the credit facility would then mature five years after the closing of the Credit Agreement. The Credit Agreement revises certain financial covenants based on EBITDA (as defined in the Credit Agreement), specifically (a) requiring the Company to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.00 to 1, and (b) adjusting the leverage ratio covenant to a net secured leverage ratio, requiring the Company to maintain a ratio of senior secured funded debt, less unrestricted cash and marketable securities (net secured debt) to EBITDA equal to or less than (i) 3.00 to 1 through December 31, 2015, (ii) 2.75 to 1 from January 1, 2016 to December 31, 2016 and (iii) 2.50 to 1 from January 1, 2017 to maturity. This credit facility and capital leases are considered senior secured funded debt under the covenant calculations whereas federal coal lease obligations, accounts receivable securitizations and senior notes are not considered senior secured funded debt. The Credit Agreement also revises other covenants, including covenants related to the Company’s ability to incur additional debt or take other corporate activities.

Loans under the Credit Agreement bear interest at LIBOR (London Interbank Offered Rate) plus an applicable margin of between 2.00% and 2.75%, depending on the Company’s leverage ratio.

The Company’s obligations under the Credit Agreement are secured by substantially all of its assets and substantially all of the assets of certain of its subsidiaries, subject to certain permitted liens and customary exceptions for similar coal financings.  The Company’s obligations under the Credit Agreement are also supported by a guarantee by the Company’s domestic restricted subsidiaries and may in the future be guaranteed by Cloud Peak Energy Inc.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is in Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, statements regarding our anticipated future liquidity, including future available capacity under our new credit agreement and other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements. Factors that could adversely affect our future results include, for example, the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:  Cloud Peak Energy

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932

Vice President, Investor Relations